Exhibit 99.1

Immunome Appoints Franklyn G. Prendergast, M.D., Ph.D. to
Board of Directors

- Dr. Prendergast is a renowned scientific researcher with over 45 years of association with the Mayo Foundation and over 20 years' experience as a non-executive director of Eli Lilly -

Exton, Pa., June 17, 2021 – Immunome, Inc. (Nasdaq: IMNM), a biopharmaceutical company that utilizes its human memory B cell discovery engine platform to discover and develop first-in-class antibody therapeutics, today announced the appointment of Franklyn G. Prendergast, M.D., Ph.D., to its Board of Directors. Dr. Prendergast is a renowned medical and academic research professional who received the 2019 Mayo Distinguished Alumni award and has over 45 years of association with the Mayo Foundation.

“I am delighted to welcome Dr. Prendergast to Immunome’s Board of Directors as we continue to attract a rich team of distinguished thought leaders to help drive the development of our antibody therapies,” said Purnanand Sarma, Ph.D., President and CEO of Immunome. “Dr. Prendergast’s experience will be invaluable in our mission to discover and develop novel antibody therapeutics for diseases with high unmet medical need.”

“Immunome is entering an exciting period in the company’s history, as the group transitions from a preclinical to clinical setting,” said Franklyn Prendergast, M.D., Ph.D. “With an innovative therapeutic platform and promising early data, I am excited to be joining Immunome’s Board of Directors. I look forward to working collaboratively with the rest of the Board and the company’s executive leadership to maximize Immunome’s opportunities for the benefit of patients and our shareholders.”

Dr. Prendergast received his medical degree with honors from the University of the West Indies in 1968 and after an internship attended Lincoln College, University of Oxford, as a Rhodes Scholar where he obtained a BA with First Class Honors in 1971 and MA in 1979. He commenced a residency in Internal Medicine at the Mayo Clinic in 1971 and subsequently obtained a Ph.D. in biochemistry from the joint Mayo Graduate School/ University of Minnesota program in 1977.

Dr. Prendergast was appointed to the Faculty of the Department of Pharmacology at the Mayo Graduate School immediately after receiving his Ph.D. and rose through the ranks quickly to become a full Professor simultaneously in that Department and in the Department of Biochemistry and Molecular Biology in 1986. That same year, he was named the Edmond and Marion Guggenheim Professor and also Chair of the Department of Biochemistry and Molecular Biology.

Dr. Prendergast was appointed as the Director for Research of Mayo Clinic, Rochester in 1989, serving for the subsequent four years in that capacity. In 1990, he was also appointed to Mayo's highest administrative committees, the Board of Governors and the Mayo Foundation's Board of Trustees. He served on these bodies continuously until 2009. In 1995, he was appointed as Director of the Mayo Clinic Comprehensive Cancer Center, a position he held until September 2006. His last administrative role at Mayo was as the Charter Director of the Mayo Center for Individualized Medicine. He retired from that position and also from the Mayo Foundation in December 2014.

Throughout his academic career, Dr. Prendergast participated extensively in numerous NIH and NSF grant review groups, task forces and advisory committees. Additionally, he was appointed as a non-executive member of the Board of Directors of Eli Lilly and Co., a post he held from 1995 until 2017. He has been awarded several honors, including honorary doctorates from Purdue University and the University of the West Indies, Distinguished Alumni awards from the University of the West Indies, University of Minnesota and, most recently, in 2019 the Mayo Clinic.

Over the past 20 years, Dr. Prendergast has served on the Board of Directors or Scientific Advisory Board of several biotechnology companies.

Concurrent with Dr. Prendergast joining the Board, Michael Widlitz, M.D., a long-term Director, will be stepping down. “Immunome’s management and Board of Directors would like to thank Dr. Widlitz for his service, and we are delighted to continue to work with him in his new role as Advisor, Medical Affairs,” said Dr. Sarma.

About Immunome

Immunome is a biopharmaceutical company that utilizes its proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics that are designed to change the way diseases are treated. The company’s initial focus is on developing therapeutics to treat oncology and infectious diseases, including COVID-19. Immunome’s proprietary discovery engine identifies novel therapeutic antibodies and their targets by leveraging the highly educated components of the immune system, memory B cells, from patients whose bodies have learned to fight off their disease. For more information, please visit www.immunome.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding Immunome’s beliefs and expectations regarding the advancement of its oncology and COVID-19 therapeutic antibody programs, execution of its clinical and strategic plans, anticipated upcoming milestones for IMM-BCP-01 and IMM-ONC-01, including expectations regarding therapeutic potential and benefits thereof, and regulatory filings. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek,” “potential” and similar expressions. Forward-looking statements are based on Immunome’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the impact of the COVID-19 pandemic on Immunome’s business, operations, strategy, goals and anticipated milestones; Immunome’s ability to execute on its strategy including with respect to the timing of its R&D efforts, results, data, IND filings, initiation of clinical studies and other anticipated milestones; the timing and effectiveness of any antibody therapeutics which may be developed by Immunome; Immunome’s ability to fund operations; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Immunome’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (SEC) on March 25, 2021, and elsewhere in Immunome’s filings and reports with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Immunome undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Immunome Contact

Corleen Roche

Chief Financial Officer

Immunome, Inc.

investors@immunome.com

Investor Contact

Laurence Watts

Managing Director

Gilmartin, LLC

laurence@gilmartinir.com

Immunome Media Contact

Megan McGrath or Nick Chang

MacDougall

781-235-3060

mmcgrath@macbiocom.com or nchang@macbiocom.com